Exhibit 99.1

Kairos Pharma Recaps Important Acquisitions and Details Plans for the Balance of 2026 in Letter to Shareholders

LOS ANGELES, June 4, 2026 – (Business Wire) – Kairos Pharma Ltd. (NYSE American: KAPA), a clinical-stage biopharmaceutical company focused on innovative cancer therapeutics, provides a mid-year update for 2026 and a look ahead to the rest of the year in a letter to shareholders from CEO John Yu, M.D.:

To our valued Kairos Pharma Shareholders,

As we move toward the close of the second quarter, Kairos has been focused on adding some potentially impactful new development candidates to our existing pipeline. We announced the signing of a term sheet for a strategic asset acquisition with Celyn Therapeutics, Inc., a privately held biotechnology company backed by OrbiMed and Torrey Pines Investment. The Company will be acquiring the worldwide rights for a highly differentiated, clinical-stage oncology asset targeting non-small cell lung cancer (NSCLC) and esophageal and gastric cancer: CL-741, a Phase 1-ready, orally available type IIb c-MET kinase inhibitor.

CL-741 is a Phase 1-ready therapeutic candidate targeting EGFR-mutated lung cancer, a treatment landscape valued at an estimated $16.2B in 2026 (Future Market Insights). We intend to utilize Kairos’s proven expertise in developing drug-resistance therapeutics and establishing strong clinical partnerships to accelerate CL-741’s pathway for patients with EGFR-mutant and c-MET-driven lung cancers.

CL-741 will add to our already existing portfolio of exciting targets, including ENV-105, KROS-201, KROS-102 and ENV-205. We remain committed to seeing these therapeutics through the clinical system alongside our partners utilizing non-dilutive clinical funding as much as possible.

Other highlights from this quarter include:

●	Kairos Pharma Presented at the 3rd Annual DealFlow Discovery Conference

●	Our CSO Dr. Neil Bhowmick Interviewed with the RedChip Small Stocks Big Money Show

●	Kairos Pharma participated in The Scientist’s two-day symposium on Emerging Therapeutic Strategies in Oncology

As Kairos continues to showcase the potential of our drug candidates, we anticipate the following key milestones for the rest of 2026, including:

●	The initiation of a Phase 1 study with CL-741 targeting EGFR-mutated lung cancer

●	Continued execution in the second phase of our randomized clinical trial of ENV-105 in prostate cancer, with more trial sites expected to be announced before the end of the year

●	Continued execution of our Phase 1 clinical trial of ENV-105 in non-small cell lung cancer, with the goal of announcing key safety and efficacy results by Q3 2026

●	Presenting key data on our ongoing programs at national scientific meetings

●	Working to develop key collaborations with pharmaceutical companies that test the synergy of ENV-105 with oncology drugs for prostate cancer by end of Q2/beginning of Q3 2026

Kairos Pharma is a lean operation with a low monthly burn rate and more than $8 million dollars already in non-dilutive funding for the preclinical and clinical assets under our management. Additionally, our strategic relationship partner, the Cedars-Sinai Medical Center, recently announced a CRO consortium leveraging the efficiencies of partner institutes such as the Mayo Clinic, Stanford, The Cleveland Clinic, Rutgers and more to extend the reach of innovative therapies, like our own, across diverse communities.

Our conviction in the transformative potential of our therapeutic pipeline remains unwavering. Built on proprietary science pioneered by our executive team, we believe these treatments will deliver lasting clinical value by successfully targeting and halting the progression of resistance development in complex cancers.

We deeply appreciate the ongoing collaboration of our partners and the trust of our investors. As we scale our scientific capabilities, our primary focus remains on generating sustainable, near- and long-term shareholder returns. We look forward to keeping you informed of our developmental milestones in the quarters ahead.

Sincerely,

John Yu, M.D.

CEO

Kairos Pharma

About Kairos Pharma Ltd.

Based in Los Angeles, California, Kairos Pharma Ltd. (NYSE American: KAPA) is at the forefront of oncology therapeutics, utilizing structural biology to overcome drug resistance and immune suppression in cancer. Our lead candidate, ENV-105, is an antibody that targets CD105—a protein identified as a key driver of resistance to various cancer treatments. Elevation of CD105 in response to standard therapy results in resistance and disease relapse. ENV-105 aims to reverse drug resistance by targeting CD105 and restore the effectiveness of standard therapies across multiple cancer types. Currently, ENV-105 is in a Phase 2 clinical trial for castrate-resistant prostate cancer and a Phase 1 trial for lung cancer aimed at addressing significant unmet medical needs. For more information, visit kairospharma.com.

Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements as those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential” or “hopes” or the negative of these or similar terms. The reader is cautioned not to rely on these forward-looking statements. If underlying assumptions prove inaccurate, or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Kairos Pharma. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance. In evaluating these forward-looking statements, you should consider various factors, including: our expectations regarding the success and/or completion of our Phase 1 and Phase 2 clinical trials; our ability to complete the CL-741 acquisition; our success in completing newly initiated clinical trials, commence new trials and fund such trials, and obtain regulatory approval following the conclusion of such trials; challenges and uncertainties inherent in product research and development; and the uncertainty regarding future commercial success. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking statements discussed in this press release and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us, including those described in Kairos Pharma’s Annual Report on Form 10-K and other filings made with the SEC. We are not obligated to publicly update or revise any forward-looking statement, and Kairos Pharma is not required to update any forward-looking statement as a result of new information or future events or developments, except as required by U.S. federal securities laws.

Contact:

CORE IR

investors@kairospharma.com

https://investors.kairospharma.com/overview/default.aspx